Exhibit 4.10

CONTINUING GUARANTY

This CONTINUING GUARANTY (this “Guaranty”), dated as of November 4, 2010, is executed by AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), and TEXAS CAR-MART, INC., a Texas corporation (“TCM”; together with ACM, sometimes individually referred to herein as “Guarantor” and collectively as “Guarantors”), in favor of BANK OF ARKANSAS, N.A., in its capacity as agent for Lenders (as hereinafter defined) (in such capacity, “Agent”), in light of the following facts:

R E C I T A L S:

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of even date herewith (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and among America’s Car-Mart, Inc., a Texas corporation (“Parent”), Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”), ACM, TCM (each of Colonial, ACM, and TCM a “Borrower”, and collectively, the “Borrowers”), the financial institutions from time to time party thereto as lenders (collectively, “Lenders”), Agent, Bank of America, N.A., as collateral agent (“Collateral Agent”) and documentation agent (“Documentation Agent”) for the Lenders, the Lenders have agreed to provide certain financial accommodations to Borrowers;

WHEREAS, in order to induce Agent, Collateral Agent, Documentation Agent, and Lenders to enter into the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) and to provide certain financial accommodations to Borrowers as provided for in the Loan Agreement, each Guarantor has agreed to guaranty the Colonial Obligations (as defined in the Loan Agreement);

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1.           Defined Terms.  All capitalized terms used which are not defined herein have the meanings given to them in the Loan Agreement

2.           Guaranty.  Each Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of any Borrower to the Agent, Collateral Agent, Documentation Agent, or any Lender arising under the Loan Agreement and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with the Loan Agreement (including the Colonial Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Agent, Collateral Agent, Documentation Agent, or any Lender in connection with the collection or enforcement of any of the foregoing), whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services, the cost of searching records, obtaining title reports (including  foreclosure reports), surveyors’ reports, and appraisal fees and title insurance), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or any Borrower under any state, federal or foreign law for, or any agreement of such other Guarantor or any Borrower to, (a) the entry of an order for relief under the Bankruptcy Code (Title 11, United States Code), or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or any Borrower or any part of its properties; or (c) an assignment or trust mortgage for the benefit of creditors (collectively, “Insolvency Proceeding”), and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “Guaranteed Obligations”).  The Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  As to each Guarantor, this Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other obligor, to the obligations of the Guarantors under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.  Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

3.           No Setoff or Deductions; Taxes; Payments.  Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Collateral Agent, Documentation Agent,, or Lender) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to the Collateral Agent, Documentation Agent,, or Lender, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Agent, Collateral Agent, Documentation Agent, and Lenders to receive the same net amount which the Agent, Collateral Agent, Documentation Agent, and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor.  Each Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder.  The obligations of the

Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4.           Rights of Lender.  Each Guarantor consents and agrees that the Agent, Collateral Agent, Documentation Agent, and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:

(a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent, Collateral Agent, Documentation Agent, or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor.

5.           Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent, Collateral Agent, Documentation Agent, or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors’ obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require the Agent, Collateral Agent, Documentation Agent, or any Lender to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Agent’s, Collateral Agent’s, Documentation Agent’s, or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent, Collateral Agent, Documentation Agent, or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.  Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.

6.           Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

7.           Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Agent, Collateral Agent, Documentation Agent, and Lenders or facilities provided by Agent, Collateral Agent, Documentation Agent, or Lenders with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent, Collateral Agent, Documentation Agent, and Lenders and shall forthwith be paid to the Agent, Collateral Agent, Documentation Agent, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8.           Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of the Agent, Collateral Agent, Documentation Agent, and Lenders or facilities provided by the Agent, Collateral Agent, Documentation Agent, or Lenders with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Agent, Collateral Agent, Documentation Agent, or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, Collateral Agent, Documentation Agent, or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent, Collateral Agent, Documentation Agent, or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.           Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of the Agent, Collateral Agent, Documentation Agent, or any Lender or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible satisfaction of all Guaranteed Obligations, and the termination of any commitments by Lenders under the Loan Agreement.  If the Agent, Collateral Agent, Documentation Agent, or any Lender so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent, Collateral Agent, Documentation Agent, and Lenders and the proceeds thereof shall be paid over to the Agent, Collateral Agent, Documentation Agent, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.  Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted under the Loan Agreement.

10.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.

11.           Expenses.  Each Guarantor shall pay on demand all out-of-pocket expenses in any way relating to the enforcement or protection of Agent, Collateral Agent, Documentation Agent, or any Lender’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Agent, Collateral Agent, Documentation Agent, or any Lenders in any Insolvency Proceeding. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12.           Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor.  No failure by the Agent, Collateral Agent, Documentation Agent, or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Agent, Collateral Agent, Documentation Agent, or any Lender or any term or provision thereof.

13.           Condition of Borrowers.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrowers and any other guarantor such information concerning the financial condition, business and operations of Borrowers and any such other guarantor as the Guarantor requires, and that the Agent, Collateral Agent, Documentation Agent, and Lenders have no duty, and not Guarantor is relying on the Agent, Collateral Agent, Documentation Agent, or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrowers or any other guarantor (the guarantor waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

14.           Setoff.  If and to the extent any payment is not made when due hereunder, the Agent, Collateral Agent, Documentation Agent, and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Agent, Collateral Agent, Documentation Agent, or any Lender.

15.           Representations and Warranties.  Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

16.           Indemnification and Survival.  Without limitation on any other obligations of the Guarantors or remedies of the Agent, Collateral Agent, Documentation Agent, or any Lender under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Agent, Collateral Agent, Documentation Agent, and each Lender from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Agent, Collateral Agent, Documentation Agent, or any Lender in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of Borrowers enforceable against Borrowers in accordance with their terms.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17.           GOVERNING LAW; THIS GUARANTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(a)           Consent to Forum; Arbitration.

(i)           Forum.  EACH GUARANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS GUARANTY, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH GUARANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Service of process by the Agent in connection with an action or proceeding regarding this Guaranty shall be binding on each Guarantor if sent to the Guarantors by registered or certified mail at its address specified below or such other address as from time to time notified by the Guarantors.  Nothing herein shall limit the right of Agent, Collateral Agent, Documentation Agent, or any Lender to bring proceedings against any Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(ii)           Arbitration.  Notwithstanding any other provision of this Guaranty to the contrary, any controversy or claim among the parties relating in any way to any Guaranteed Obligations or this Guaranty, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by real estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.  At Agent’s option, foreclosure against any real property security may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

18.           Assignment.    This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Agent, Collateral Agent, Documentation

Agent,, Lender and their successors and assigns and any Lender may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  Each Guarantor agrees that the Agent and Lenders may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Agent, Collateral Agent, Documentation Agent, or Lender’s possession concerning any Guarantor, this Guaranty and any security for this Guaranty.

19.           Notices and Communications.

(a)           Notice Address.  All notices and other communications by or to a party hereto shall be in writing and shall be given to any party, at such party’s address shown on the signature pages hereof.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

(b)           Electronic Communications; Voice Mail.  Electronic and voice mail may not be used as effective notice under this Guaranty.

(c)           Non-Conforming Communications.  Agent, Collateral Agent, Documentation Agent, and Lenders may rely upon any notices purportedly given by or on behalf of any Guarantor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Guarantor shall indemnify and hold harmless each of Agent, Collateral Agent, Documentation Agent, Lender and their respective officers, directors, employees, affiliates, agents and attorneys from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Guarantor.

20.           Additional Guarantor Waivers and Agreements.

(a)           Each Guarantor understands and acknowledges that if the Collateral Agent forecloses judicially or nonjudicially against any real property security for the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from Borrowers or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty.  Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky,  265 Cal. App. 2d 40 (1968).  By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Agent may commence to enforce this Guaranty; (iii) acknowledges and agrees the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of

Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Agent and Lenders are relying on this waiver in creating the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Agent, Collateral Agent, Documentation Agent, and Lenders are receiving for creating the Guaranteed Obligations.

(b)           Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Guaranteed Obligations is secured by real property.  This means, among other things:  (i) the Agent may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by Borrowers; and (ii) if the Collateral Agent forecloses on any real property collateral pledged by Borrowers: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent may collect from the Guarantors even if the Collateral Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from Borrowers.  This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the Guaranteed Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)           Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

21.           Obligations Secured.  The obligations of Guarantors hereunder are secured by that certain Security Agreement entered into by Guarantors and Collateral Agent as of even date herewith, as may be amended, restated or otherwise modified from time to time.

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[Signature Page to Follow]

AMERICA’S CAR MART, INC.,
an Arkansas corporation

By:  \s\ Jeffrey A. Williams
Name: Jeffrey A. Williams
Title:  Secretary
Address:
802 S.E. Plaza Avenue, Ste. 200
Bentonville, AR 72712

TEXAS CAR-MART, INC.,
a Texas corporation

By:  \s\ Jeffrey A. Williams
Name: Jeffrey A. Williams
Title:  Secretary
Address:
802 S.E. Plaza Avenue, Ste. 200
Bentonville, AR 72712

Continuing Guaranty (ACM-TCM)